Exhibit 5

[Bell, Boyd & Lloyd LLC Letterhead]

September 2, 2005

LKQ Corporation
120 North LaSalle Street
Suite 3300
Chicago, IL  60602

LKQ Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to LKQ Corporation, a Delaware corporation (the “Company”), with respect to rendering this opinion under the laws of the State of Delaware relating to the issuance of an additional 2,000,000 shares of common stock, $0.01 par value per share, of the Company (the “Shares”) issuable in connection with the LKQ Corporation 1998 Equity Incentive Plan, as amended (“Equity Plan”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

We are familiar with the proceedings to date with respect to the proposed issuance of the Shares and have examined the Registration Statement, the Equity Plan, pertinent resolutions of the Board of Directors of the Company (“Resolutions”) and such corporate and other records, documents, instruments, certificates and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.             The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware; and

2.             When the Shares have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Equity Plan and the Resolutions and any consideration therefor provided in the Equity Plan has been received, the Shares will, upon such issuance, constitute validly issued, fully paid, and non-assessable shares of common stock, $0.01 par value, of the Company.

Our opinions expressed herein are limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution, and the reported judicial decisions interpreting such laws, and we do not express any opinion covering any other laws. The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Bell, Boyd & Lloyd LLC